Exhibit 4.49

Loan Agreement

This Loan Agreement (this “Agreement”) is made in Chaoyang District, Beijing on September 9, 2019 by and between:

Lender: Sikaisite (Beijing) Science and Technology Co., Ltd.

Address: 3009, 3/F, Auxiliary Building of Bowangyuan, Yangfangdian, Haidian District, Beijing

Borrower: Lerong Duoyuan (Beijing) Technology Co., Ltd.

Address: 806, 8/F, Building 4#, Yard 18, Suzhou Street, Haidian District, Beijing

WHEREAS, the Lender agrees to provide a loan to the Borrower for the purpose set forth herein, through friendly consultation, the Parties hereby agree as follows:

1.	Loan

1.1	The Lender agrees to provide the Borrower with a loan of RMB122,000,000 (one hundred twenty two million Yuan) subject to the terms and conditions set forth herein (the “Loan”).

1.2	The Loan shall be granted to the Borrower upon satisfaction of the conditions precedent set forth in Section 4 below.

1.3	The Term of Loan shall be three calendar months commencing from the date hereof and ending on December 8, 2019 (the “Term of Loan”), and may be extended with the mutual consent of the Parties.

1.4	The Lender agrees that the interest rate for the Loan during the Term of Loan specified in Section 1.2 shall be 7% per annum.

2.	Purpose of Loan

2.1	The Parties agree that the Loan hereunder shall be used for the purpose of satisfying the Borrower’s working capital needs.

3.	Repayment

3.1

The Borrower shall repay the Loan to the Lender in monthly installments as follows: on the last day of each calendar month during the Term of Loan (each a “Due Date”), the Borrower shall repay part of the principal of the Loan, in the amount of RMB40,000,000 (forty million Yuan), RMB40,000,000 (forty million Yuan) and RMB42,000,000 (forty two million Yuan) respectively, together with the interest accrued in that month.

3.2

The Parties agree that the Borrower shall have the right to repay all or part of the Loan prior to the applicable Due Date, in which case, the interest on the portion of the Loan prepaid by the Borrower shall accrue till the date of repayment thereof by the Borrower.

3.3

The Lender and the Borrower hereby agree and acknowledge that any repayment of the Loan by the Borrower shall not be subject to any additional condition or require a notice of repayment given by the Borrower to the Lender.

4.	Conditions Precedent

4.1

The provision of the Loan by the Lender to the Borrower shall be subject to the satisfaction of the following conditions (the Lender shall have the right, but no obligation, to waive any or all of the conditions precedent to the provision of the Loan set forth in this Section 4.1):

(1)	the representations and warranties made by the Borrower shall be true, accurate and complete as of the date the Lender provides the Loan; and

(2)

the Borrower shall confirm that when or before the Lender provides the Loan, there is no event that has a material adverse effect on the Borrower or its financial conditions, or on the legal rights and capacity, civil capacity or financial conditions of the Borrower.

5.	Guarantee for Repayment

5.1

In consideration that the Lender’s affiliate Shanghai Anquying Technology Co., Ltd., the Borrower and the Borrower’s affiliate Beijing LeRong Duoyuan Information Technology Co. Ltd. entered into a Strategic Cooperation Agreement in December 2017 and a supplementary agreement thereto on July 19, 2019, the Parties agree that if the Borrower fails to repay the principal of the Loan and accrued interest at any monthly Due Date, the Lender shall suspend the payment of the asset management fee payable for the relevant month under such Strategic Cooperation Agreement, or if the Lender has already paid the asset management fee for that month, suspend the payment of the asset management fee for the next month until the payment of the amounts due hereunder by the Borrower.

6.	Representations and Warranties

6.1	The Lender hereby represents and warrants that:

(1)	it is a limited liability company duly incorporated and validly existing under the laws of China;

(2)	it has the authority to enter into this Agreement and perform its obligations hereunder;

(3)	this Agreement constitutes valid and binding obligations of it, enforceable against it in accordance with the terms hereof; and

(4)

The funds used for providing the Loan hereunder come from legal sources, are not the funds coming from or of the nature of the criminal gains and proceeds derived from drug-related crimes, crimes committed by organizations of the nature of criminal gangs, terrorist crimes, crimes of smuggling, graft and bribery, crimes of disrupting the order of financial administration, crimes of financial fraud, and are free from conditions in violation of the Anti-money Laundering Law of the People’s Republic of China or other applicable laws and regulations.

6.2	The Borrower hereby represents and warrants that:

(1)	it is a limited liability company duly incorporated and validly existing under the laws of China;

(2)	it has the authority to enter into this Agreement and perform its obligations hereunder; and

(3)	this Agreement constitutes valid and binding obligations of it, enforceable against it in accordance with the terms hereof.

7.	Confidentiality

7.1

The Parties acknowledge and confirm that any information, oral or written, exchanged between the Parties in connection with this Agreement shall be deemed as confidential information. Each Party shall maintain the secrecy of all such confidential information and shall not disclosure any confidential information to any third party without the prior written consent of the other Party, except any information that: (a) is or becomes known to the public (not as a result of disclosure thereof by the Party receiving such confidential information to the public without authorization); (b) is required to be disclosed according to the applicable laws and regulations; or (c) needs to be disclosed to its board of directors or legal or financial advisors for purpose of the transactions contemplated hereby, provided that such directors or legal or financial advisors are bound by the obligation of confidentiality similar to that set forth in this Section 7.1. Any disclosure of confidential information by any employee of or agent hired by a Party shall be deemed as a disclosure made by such Party, for which such Party shall be held liable for breach of agreement. The provisions of this Section 7.1 shall survive any termination of this Agreement for any reason.

8.	Liability for Breach

8.1

Any Party who violates any provisions hereof, or fails to perform its obligations hereunder or causes all or part of this Agreement to be unable to perform shall assume the liability for breach of agreement and indemnify the other Party for the losses (including costs of litigation and attorney’s fee) arising therefrom. If both Parties breach this Agreement, the Parties shall assume their respective liabilities depending on the actual circumstances.

9.	Governing Law and Dispute Resolution

9.1	The formation, validity, interpretation, performance, amendment, termination and dispute resolution in respect of this Agreement shall be governed by the laws of the People’s Republic of China.

9.2

Any dispute arising out of interpretation or performance of this Agreement shall be settled by the Parties through friendly consultation in the first instance. If such dispute fails to be resolved within 30 days after a Party sends a written notice to the other Party requesting the settlement thereof thorough consultation, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission for settlement by arbitration in accordance with its arbitration rules then in effect. The place of arbitration shall be Beijing. The language of arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.

10.	Miscellaneous

10.1	Any amendment or supplement to this Agreement or exhibits hereto must be made in writing.

10.2	This Agreement shall take effect from the signing date hereof, and remain in effect till the repayment of the Loan hereunder in full.

10.3

If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect under any law or regulation, such invalidity, illegality or unenforceability shall in no way affect or prejudice the validity, legality and enforceability of the remaining provisions hereof in any respect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with valid provisions that come closest to the economic effect of such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by law and expected by the Parties.

10.4	Any matter not specifically addressed herein may be settled by the Parties in writing through consultation.

10.5	This Agreement shall be made in Chinese and in two counterparts, one counterpart to be held by the Parties respectively with equal legal effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the date first above written.

Lender: Sikaisite (Beijing) Science and Technology Co., Ltd. (seal)

/s/ Sikaisite (Beijing) Science and Technology Co., Ltd.

Borrower: Lerong Duoyuan (Beijing) Technology Co., Ltd. (seal)

/s/ Lerong Duoyuan (Beijing) Technology Co., Ltd.

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